Exhibit 22.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in The AES Corporation’s Registration Statement No’s 33-49262, 333-26225, 333-28883, 333-28885, 333-30352, 333-38535, 333-57482, 333-66952, 333-66954, 333-82306, 333-83574, 333-84008, 333-97707, and 333-108297 on Form S-8, Registration Statement No. 333-64572 on Form S-3, Registration Statement No’s. 333-38924, 333-40870, 333-44698, 333-46564, 333-83767 on Form S-3/A, Registration Statement No. 333-45916 on Form S-4/A of our report dated February 12, 2003 (October 28, 2003 as to Note 4, March 21, 2003 as to Note 9 and October 31, 2003 as to Note 11) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to certain accounting changes) appearing in the Current Report on Form 8-K of The AES Corporation.

McLean, Virginia
November 21, 2003